Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Boykin Lodging Company:

We consent to the incorporation by reference in the registration statement (No. 333-39369) on Form S-3 and registration statement (No. 333-39259) on Form S-8 of Boykin Lodging Company of our report dated August 22, 2003, with respect to the combined balance sheets of the Radisson Suite Beach Resort on Marco Island as of December 31, 2002 and 2001 and the related combined statements of operations, net assets, and cash flows for the years then ended, which report appears in the Form 8-K/A of Boykin Lodging Company dated August 25, 2003.

/s/ KPMG LLP

Washington, D.C.
November 7, 2003